Exhibit 23.2

ALASKA EARTH SCIENCES

Furio Resources Inc.

1802 North Carson Street, Suite 212-2927

Carson City, NV 89701

Date: May 15, 2004

This letter will constitute my permission for Furio Resources Inc. to use my report of May 15, 2004, entitled “Furio Copper-Gold Project” and prepared for Furio Resources Inc., for any purposes normal to the business of Furio Resources Inc. including any prospectus discussion of the report and to the report and/or myself being named in any registration statements.

/s/ William T. Ellis

_______________

William T. Ellis CPG # 8719

11401 Olive Lane, Anchorage, Alaska 99515

Phone: (907) 522-4664 Fax: (907) 349-3557 Email: wte@aes.alaska.com